EXHIBIT 11


                          GENRAD, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)


                                                         Three Months Ended                     Twelve Months Ended
                                                   ------------------------------------- -----------------------------------
                                                   December 28,         December 30,       December 28,         December 30,
                                                           1996                 1995               1996                 1995
                                                   ----------------   ------------------ ------------------  ---------------
PRIMARY:

Weighted average number of
       shares outstanding                              24,474,000          21,140,000         22,488,000         20,869,000

Shares deemed outstanding from
       the assumed exercise of stock options            2,260,000           1,492,000          1,730,000          1,143,000
                                                      -----------          ----------  -----------------        -----------

Total:                                                 26,734,000          22,632,000         24,218,000         22,012,000
                                                      ===========          ==========  =================        ===========


Net income and total earnings applicable to
  common and common equivalent shares                  $9,665,000          $3,207,000  $      27,335,000        $12,271,000
                                                      ===========          ==========  =================        ===========
Net income per common and common
  equivalent shares                                         $0.36               $0.14              $1.13              $0.56
                                                      ===========          ==========  =================        ===========

FULLY DILUTED:

Weighted average number of
       shares outstanding                              24,474,000          21,140,000         22,488,000         20,869,000

Shares deemed outstanding from
       the assumed exercise of stock options            2,607,000           1,713,000          2,584,000          1,713,000

Assumed conversion of 7 1/4% convertible
       subordinated debentures                          1,491,000                   -          2,981,000                  -
                                                      -----------          ----------  -----------------        -----------

Total:                                                 28,572,000          22,853,000         28,053,000         22,582,000
                                                      ===========          ==========  =================        ===========
Net income                                             $9,665,000          $3,207,000  $      27,335,000        $12,271,000


Assumed deduction of 7 1/4% convertible
        subordinated debenture interest expense           480,000                   -          3,131,000                  -
                                                      -----------          ----------  -----------------        -----------

Total earnings applicable to common shares
   and common equivalent shares                       $10,145,000          $3,207,000  $      30,466,000        $12,271,000
                                                      ===========          ==========  =================        ===========

Net income per common and common
   and common equivalent shares                             $0.36               $0.14              $1.09              $0.54
                                                      ===========          ==========  =================        ===========


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